Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into by Randall N. McCullough (“McCullough”) and Charles & Colvard, Ltd. (the “Company”).

The Company seeks to retain McCullough, and McCullough desires to accept retention, to provide certain consulting services to the Company as set forth in this Agreement.

In consideration of the above and the mutual promises set forth below, McCullough and the Company agree as follows:

1.          CONSULTING SERVICES. Commencing on the date that this Agreement becomes effective and continuing for a two (2) year period (“Consulting Period”), McCullough shall provide such consulting services, including participation in meetings at the Company’s offices and elsewhere, as may be reasonably requested by the Company Chief Executive Officer (or such other person(s) expressly authorized by the Board of Directors of the Company) upon reasonable notice to him; provided, however, that (i) the parties intend that during the first three (3) months of the Consulting Period the number of consulting hours shall not exceed thirty-two (32) hours in any one month period and (ii) the parties intend that during the final twenty-one (21) months of the Consulting Period the number of consulting hours shall not exceed twenty (20) hours in any one month period. The parties reasonably anticipate that as of March 17, 2015, the level of services to be provided by McCullough to the Company and any related entity shall not exceed 20 percent of the average level of bona fide services he performed for the Company and any related entity over the immediately preceding 36-month period, such that McCullough experienced a “separation from service” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) as of March 17, 2015.

2.          CONSULTING FEE. The Company shall pay McCullough a total consulting fee in the amount of One Hundred Thousand Dollars ($100,000), payable in two equal installments of $50,000, the first payable within ten (10) days of the effective date of this Agreement, and the second payable between March 1 and March 15, 2016, subject to his compliance with the terms of this Agreement and all other written agreements, or surviving provisions thereof, between him and the Company. Each installment is intended to be a separate payment for purposes of Section 409A. Each installment is intended to comply with, or meet an exception from, Section 409A and this Agreement shall be interpreted consistent with such intent.

3.          INDEPENDENT CONTRACTOR STATUS. The parties hereby acknowledge and agree that McCullough’s consulting services for the Company shall be provided strictly as an independent contractor. Nothing in this Agreement shall be construed to render him an employee, co-venturer, agent, or other representative of the Company. McCullough understands that he must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. The Company shall not be required to withhold from payment of the consulting fee any state or federal income taxes or to make payments for Social Security (FICA) tax, unemployment insurance, or any other payroll taxes. The Company shall not be responsible for, and shall not obtain, worker’s compensation insurance, disability benefits insurance, or unemployment security insurance coverage for McCullough. McCullough shall not be eligible for, nor entitled to, and shall not participate in, any of the Company’s compensation, pension, health, or other benefit plans, if any such plans exist; provided, however, that nothing in this Agreement will preclude him from eligibility for post-termination continuation coverage or conversion rights arising from his prior participation in such plans.

4.          DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

(a)          “Competing Business” shall mean any corporation, partnership, person, or other entity that is researching, developing, manufacturing, marketing, distributing, or selling any product, service, or technology that is competitive with the Company’s Business as that term is defined below.

(b)          “Company’s Business” shall mean the development, manufacture, marketing, distribution, or sale of, including research directed to, any product, service, or technology in the Moissanite jewelry industry or the direct sales fashion jewelry industry. As of the date of this Agreement, Company’s Business includes: (i) marketing and distributing Moissanite jewelry, and Moissanite gemstones, (ii) fabricating (including wafering, pre-forming, and faceting), marketing, and distributing Moissanite gemstones to the gem and jewelry industry, and (iii) direct selling of fashion jewelry.

(c)          “Territory” shall mean the following severable geographic areas: (i) throughout the world, (ii) within any country in which the Company, or a Competing Business is engaged in business, (iii) within any country in which the Company is engaged in business, (iv) within the United States, (v) within any state, including the District of Columbia, in which the Company or a Competing Business is engaged in business, (vi) within any state, including the District of Columbia, in which the Company is engaged in business, (vii) within a 100 mile radius of McCullough’s principal place of service for the Company, (viii) the state of North Carolina, and (ix) within a 100 mile radius of the Company’s corporate headquarters.

(d)          “Confidential Information” shall mean: (i) any and all non-public or otherwise confidential proprietary knowledge, material, or information of the Company, including any and all knowledge, material, or information that is designated as Confidential Information by the Company and any and all confidential knowledge, material, or information that becomes generally known to the public as a result of a disclosure by McCullough, or any other person or entity who is obligated to treat such knowledge, material, or information confidentially, and (ii) any and all non-public or otherwise confidential proprietary knowledge, material, or information of others who disclose that knowledge, material, or information to the Company, including any and all knowledge, material, or information designated as Confidential Information by the Company, or those others and any and all confidential knowledge, material, or information that becomes generally known to the public as a result of a disclosure by McCullough, or any other person or entity who is obligated to treat such knowledge, material, or information confidentially. Confidential Information includes, but is not limited to, the following types of knowledge, material, or information (whether or not reduced to writing): trade secrets; concepts; designs; discoveries; ideas; know-how; processes; techniques; inventions; drawings; specifications; models; data; software in various stages of development; source and object code; documentation; diagrams; flow charts; research; procedures; marketing and development techniques, materials, plans, and information; business methods, procedures, and policies; current and prospective customers names and lists and other information related to current and prospective customers; prices, including price lists, policies, and formulas; profit margins, data, and formulas; financial information; training manuals and methodologies; and employee files and information.

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(e)          “Intellectual Property Rights” shall mean all patent, trademark, and copyright rights, moral rights, rights of attribution or integrity, trade secret rights, or other proprietary or intellectual property rights.

5.          RESTRICTIVE COVENANTS. McCullough was employed by the Company as President and Chief Executive Officer, pursuant to an Employment Agreement dated November 5, 2009 (the “Prior Employment Agreement”), through the date of his resignation on March 17, 2015. As a result of McCullough’s services to the Company: (i) McCullough had access to trade secrets and Confidential Information of the Company, including, but not limited to, valuable information about its intellectual property, business operations and methods, and the persons with which it does business in various locations throughout the world, that is not generally known to or readily ascertainable by a Competing Business, (ii) McCullough developed relationships with the Company’s customers and others with which the Company does business, and these relationships are among the Company’s most important assets, and (iii) McCullough received specialized knowledge of and specialized training in the Company’s Business. Accordingly, the Prior Employment Agreement contains non-compete and other restrictive covenants applicable to McCullough’s post-employment activities, including restrictions set forth in Paragraph 9 of the Prior Employment Agreement.

McCullough will provide consulting services to the Company under this Consulting Agreement. As a result of McCullough’s consulting services to the Company: (i) McCullough could continue to have access to trade secrets and Confidential Information of the Company, including, but not limited to, valuable information about its intellectual property, business operations and methods, and the persons with which it does business in various locations throughout the world, that is not generally known to or readily ascertainable by a Competing Business, (ii) McCullough could continue to develop relationships with the Company’s customers and others with which the Company does business, and these relationships continue to be among the Company’s most important assets, and (iii) McCullough could continue to receive specialized knowledge of and/or specialized training in the Company’s Business.

In sum, McCullough has had, and could continue to have, access to the Company’s most competitively sensitive proprietary information and relationships. In fact, based on the services McCullough provided to the Company during the term of the Prior Employment Agreement and the services that McCullough may be asked to provide to the Company under this Consulting Agreement, McCullough has and/or could gain such knowledge of the Company’s Business that, during the two year period following the termination of the Prior Employment Agreement, McCullough could not perform services for a Competing Business without inevitably disclosing the Company’s trade secrets and Confidential Information to that Competing Business. However, prior to the provision of any material, non-public information as defined under the Company’s trading policy that would cause a trading window to be closed for McCullough, the Company shall deliver a written request to McCullough for him to accept receipt of such material, non-public information and shall receive McCullough’s prior written consent to receipt of such material, non-public information before providing such information to McCullough (such written request and written consent is the “Over-the-Wall Documentation”). Further, the Company will keep meticulous records of the Over-the-Wall Documentation provided to McCullough during the Consulting Period and will share this record with McCullough upon his request at any time.

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Accordingly, McCullough and the Company have agreed to terminate the restrictive covenants established by Paragraph 9 of the Prior Employment Agreement and to replace them with the restrictive covenants set forth in this Consulting Agreement. Specifically, McCullough agrees to the following:

(a)          For a period of two years following the date of this Agreement, McCullough will not, without the express written consent of an authorized representative of the Company: (i) perform services (as an employee, independent contractor, officer, director, or otherwise), within the Territory for any Competing Business, that are the same or similar to any services that McCullough performed, or is performing, for the Company regarding the Company Business or that otherwise utilize skills, knowledge, and/or business contacts and relationships that McCullough utilized while providing services (whether as an employee or consultant) to the Company regarding the Company Business, (ii) engage in any activities (or assist others to engage in any activities) within the Territory that compete with the Company’s Business, (iii) own or beneficially own an equity interest in a Competing Business, (iv) request, induce, or solicit (or assist others to request, induce, or solicit) any customers, prospective customers, or suppliers of the Company, which were customers, prospective customers, or suppliers of the Company during the Consulting Period or the last year of McCullough’s employment by the Company, to curtail or cancel their business with the Company, or to do business within the scope of the Company’s Business with a Competing Business, (v) request, induce, or solicit (or assist others to request, induce, or solicit) any customers, prospective customers, or suppliers of the Company with which McCullough worked or had business contact during the Consulting Period or the last year of his employment by the Company to curtail or cancel their business with the Company, or to do business within the scope of the Company’s Business with a Competing Business, (vi) request, induce, or solicit (or assist others to request, induce, or solicit) any employee or independent contractor of the Company to terminate his or her employment or independent relationship with the Company, (vii) request, induce, or solicit (or assist others to request, induce, or solicit) any person who is employed by the Company, or who was employed by the Company at any time during the preceding year, to be employed with a Competing Business, or (viii) employ or engage as a contractor (or assist others to employ or engage as a contractor) for the benefit of any Competing Business any person who is employed by the Company, or who was employed by the Company at any time during the preceding year. These obligations will continue for the specified period and the specified period shall be tolled and shall not run during any time in which McCullough fails to abide by these obligations.

(b)          As an exception to the above restrictions, McCullough may own passive investments in Competing Businesses, (including, but not limited to, indirect investments through mutual funds), provided that the securities of the Competing Business are publicly traded and McCullough does not own or control more than two percent of the outstanding voting rights or equity of the Competing Business. Furthermore, McCullough may serve as an employee or consultant with Jewelry Television or Moissanite Outlet, provided that : (i) he does not promote, or provide advice or consulting services related to, Moissanite supplied by entities other than the Company, (ii) he does not provide advice or consulting services related to, or otherwise assist with or support, the direct selling of fashion jewelry, and (iii) he does not violate any of the restrictions set forth in Paragraph 5(a)(iv)-5(a)(viii) and Paragraph 6 of this Consulting Agreement.

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6.          CONFIDENTIALITY.

(a)          All documents or other records, paper or electronic, that, in any way, constitute, contain, incorporate, or reflect any Confidential Information and all proprietary rights therein, including Intellectual Property Rights, shall belong exclusively to the Company, and McCullough agrees to promptly deliver to the Company, upon request or upon termination of McCullough’s consulting services with the Company, all copies of such materials and Confidential Information in McCullough’s possession, custody, or control, as well as all other property of the Company in McCullough’s possession, custody, or control. Likewise, McCullough agrees to promptly deliver to the Company, upon request or upon termination of McCullough’s consulting services with the Company, all copies of all documents or other records that, in any way, constitute, contain, incorporate, or reflect any Confidential Information of others that was disclosed or provided to McCullough that is in McCullough’s possession, custody, or control.

(b)          McCullough agrees, during the period during which he is providing consulting services, and thereafter: (i) to hold in confidence and treat with strict confidentiality all Confidential Information, (ii) not to directly or indirectly reveal, report, publish, disclose, or transfer any Confidential Information to any person or entity, and (iii) not to utilize any Confidential Information for any purpose, other than in the course and scope of McCullough’s service for the Company. If McCullough is required to disclose Confidential Information pursuant to a court order or subpoena or such disclosure is necessary to comply with applicable law, he shall: (i) promptly notify the Company before any such disclosure is made and provide the Company with reasonable and ample time within which to object to or oppose any such disclosure, (ii) at the Company’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, subpoena, or other applicable law, and (iii) permit the Company to participate with counsel of its choice in any related proceedings.

7.          RESTRICTIVE COVENANTS ARE REASONABLE. The market for the Company’s services and the Company’s Business is highly specialized and highly competitive such that other companies and business entities compete with the Company in various locations throughout the world. The provisions set forth in this Agreement: (i) are reasonably necessary to protect the Company’s legitimate business interests, (ii) are reasonable as to the time, territory, and scope of activities that are restricted, (iii) do not interfere with McCullough’s ability to earn a comparable living or secure employment in the field of McCullough’s choice, (iv) do not interfere and are not inconsistent with public policy or the public interest, and (v) are described with sufficient accuracy and definiteness to enable McCullough to understand the scope of the restrictions on McCullough. The restrictive covenants established by Paragraphs 4-6 of this Consulting Agreement shall be enforceable and remain in effect: (i) notwithstanding the alleged existence of any alleged breach of this Consulting Agreement by the Company.

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8.          INJUNCTIVE RELIEF. Because of the unique nature of the Confidential Information, McCullough understands and agrees that the Company will suffer irreparable harm in the event that McCullough fails to comply with any of McCullough’s obligations under Paragraphs 5 or 6 of this Agreement and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, McCullough agrees that the Company will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce the terms of Paragraphs 5 or 6 of this Agreement.

9.          OTHER. Except as expressly provided in this Agreement and as set forth in the Separation of Employment Agreement contemporaneously entered into herewith by the parties, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. No change or modification of this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. McCullough’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. In the event that a court determines that the length of time, the geographic area, or the activities prohibited under this Agreement are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

This Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law (without regard to its conflicts of laws provisions).

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

MCCULLOUGH REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/s/ Randall N. McCullough		3/23/15
Randall N. McCullough		Date

CHARLES & COLVARD, LTD.

By:	/s/ Neal I. Goldman	3/23/15
Name:	Neal I. Goldman	Date
Title:	Executive Chairman of
the Board of Directors

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